January 6, 2014
Jean-Marc Rotsaert
Chief Operating Officer

Re:    Separation and Release Agreement
Dear Jean-Marc:
This letter sets forth the substance of the separation and release agreement (the “Agreement”) between Solazyme, Inc. (“Solazyme”) and you that Solazyme have agreed to put into place to aid in your employment transition. You will only receive the benefits described in Paragraph 3 if you sign and return this Agreement to Solazyme within the time set forth in Paragraph 13.
1.SEPARATION. Effective as of January 5, 2014 (the “Separation Date”) your employment with Solazyme ended.
2.ACCRUED SALARY AND PAID TIME OFF. As of the date upon which you execute this Agreement, you acknowledge that Solazyme has paid you all accrued salary, and all accrued and unused Paid Time Off earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
3.SEPARATION BENEFITS. In lieu of any benefits you may have been entitled to under the Solazyme Executive Severance and Change of Control Plan or otherwise, you and Solazyme agree that Solazyme will provide you with the following as your sole separation benefits (the “Separation Benefits”) if you sign, date and return this fully executed Agreement to Solazyme within the time set forth in Paragraph 13, allow the releases contained herein to become effective and otherwise comply with the requirements set forth in this Agreement and your Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”):
(a)    Salary Continuation Payments. Solazyme will pay to you six (6) months of regular base pay, subject to standard payroll deductions and withholdings. This separation payment will be paid to you in equal installments in accordance with Solazyme’s regular payroll schedule and will commence within fourteen (14) days after this Agreement becomes “Effective”, as defined in Paragraph 13, provided you have not violated any provisions of this Agreement or the Confidentiality Agreement prior to the applicable payment date.
(b)    Additional Separation Payment. As an additional separation benefit, and in lieu of any bonus that may have been payable to you due to your efforts for Solazyme in 2013 or otherwise, Solazyme will pay to you $105,000, subject to standard payroll deductions and withholdings. This payment will be paid to you in two equal installments, (i) $52,500 on the date that Solazyme pays its annual bonus to its employees in 2014 (but no later than March 31, 2014) and (ii) $52,500 twelve (12) months after the Separation Date, provided this Agreement becomes “Effective”, as defined in Paragraph 13, and provided you have not violated any provisions of this Agreement or the Confidentiality Agreement prior to the applicable payment date.

(c)    Health Insurance Premium Payments. As an additional separation benefit, Solazyme will reimburse you for the first six (6) months of your COBRA premiums. For ease of administration Solazyme will pre-pay those premiums in the amount of $10,138, payable to you within seven (7) days of this Agreement becoming “Effective”, as defined in Paragraph 13.
(d)    Restricted Stock Units. As an additional separation benefit, you and Solazyme hereby agree to amend your restricted stock unit agreements as follows:

RSU Number	Amendments/Notes
RS000025	Will terminate, in full, as of the Separation Date.
RS000033
Will terminate as to 20,312 RSUs as of the Separation Date. The vesting schedule of the remaining 4,688 RSUs is hereby amended such that the remaining 4,688 RSUs vest, in full, 12 months after the Separation Date (the “Vesting Date”), provided that you have not violated any provisions of this Agreement or the Confidentiality Agreement prior to the Vesting Date, as determined in good faith by the Solazyme Compensation Committee on or immediately prior to the Vesting Date. The Continuous Service requirement is hereby deleted as to the vesting of such remaining 4,688 RSUs.

RS000038
Will terminate as to 40,625 RSUs as of the Separation Date. The vesting schedule of the remaining 24,375 RSUs is hereby amended such that the remaining 24,375 RSUs vest, in full, 12 months after the Separation Date (the “Vesting Date”) provided that you have not violated any provisions of this Agreement or the Confidentiality Agreement prior to the Vesting Date, as determined in good faith by the Solazyme Compensation Committee on or immediately prior to the Vesting Date. The Continuous Service requirement is hereby deleted as to the vesting of such remaining 24,375 RSUs.

(e)    Breach and Recovery. In the event that you breach any of your obligations under this Agreement (including the non-disparagement provision in Paragraph 10) or the Confidentiality Agreement, you agree that Solazyme will be entitled to terminate the Separation Benefits to be provided to you pursuant to Paragraph 3, and recover any of the Separation Benefits provided in Paragraph 3 that have already been received by you, in addition to any other appropriate relief allowed by law or in equity.
4.BENEFITS AND INSURANCE. All Solazyme benefits and insurance cease as of the Separation Date except for health care benefits (medical, dental and vision coverage), which are in effect until the last day of the month in which your employment ends. To the extent permitted by the federal COBRA law and the insurance policies and rules applicable to Solazyme, you will be eligible to continue your medical insurance and, later, to convert to an individual policy.
5.STOCK OPTIONS AND RESTRICTED STOCK UNITS. The Separation Date is your date of termination of employment under Solazyme’s 2011 Equity Incentive Plan (the “Plan”) and except as amended pursuant to Paragraph 3(d), the date of termination of your vesting under the associated Stock Option Agreements and Restricted Stock Unit Agreements. You acknowledge and agree that under the terms of the Plans, (i) you have three (3) months from the Separation Date to exercise your options as to any shares that have vested as of the Separation Date and (ii) vesting stops as of the Separation Date except as amended pursuant to Paragraph 3(d). Attached as Exhibit A is an option summary.
6.NO OTHER COMPENSATION OR BENEFITS. Other than the Separation Benefits specified in Paragraph 3, you will receive no other wages, salary, draws, commissions, insurances, bonuses (including any bonus related to activities in 2013), vacation pay, equity grants, benefits, or other monies or benefits from Solazyme at any time, and you agree that you are entitled to no other wages, salary, draws, commissions, benefits, insurances, bonuses (including any bonus related to activities in 2013), vacation pay, equity grants, or other monies of any nature from Solazyme.
7.COOPERATION AND ASSISTANCE. You agree to cooperate fully with Solazyme in connection with the transition of your work to other employees of Solazyme and/or questions Solazyme employees may have concerning or related to any matters arising from events, or acts that occurred during the period of your employment by Solazyme. Such cooperation includes, without limitation, making yourself available to Solazyme upon reasonable notice to answer reasonable questions.
8.RETURN OF SOLAZYME PROPERTY. You agree that you will return to Solazyme all Solazyme documents (and all copies thereof) and other Solazyme property that you have had in your possession at any time, including, but not limited to, Solazyme files, notes, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, pagers or cell phones), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of Solazyme (and all reproductions thereof). By signing this Agreement, you represent that you have made a diligent search for any Solazyme property in your possession or control and that you will return all such materials to Solazyme as soon as possible and no later than the Effective Date.
9.CONFIDENTIAL INFORMATION OBLIGATIONS. After your employment you will refrain from any use or disclosure of Solazyme’s proprietary or confidential information or materials. In addition, you acknowledge your continuing obligations under your Confidentiality Agreement, including, without limitation, your obligations set forth in Sections 1(a) (confidentiality), 1(c) (interference with business), 4 (termination), and 5 (confidential nature of work) of your Confidentiality Agreement. A copy of your Confidentiality Agreement is attached as Exhibit B. In addition, you agree not to communicate, without the consent of Solazyme, directly or indirectly, with any personnel that you first came into contact with as a result of your employment with Solazyme at any Solazyme partner, customer or other entity with which Solazyme is conducting business or attempting to conduct business, regarding your separation, or, for the next twelve (12) months, otherwise and you agree that any such communication will be deemed a material breach of this Agreement and Solazyme will be entitled to terminate the Separation Benefits to be provided to you in Paragraph 3 and recover any of the Separation Benefits provided in Paragraph 3 that have already been received by you, in addition to any other appropriate relief allowed by law or in equity.
10.NON-DISPARAGEMENT. You agree not to disparage Solazyme, its business, products, technologies, business plans, timelines, capabilities, business strategy or business prospects or anything else associated with Solazyme and/or its business, products, technologies, plans, timelines, capabilities, strategy or prospects, or Solazyme’s directors and/or employees in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. Solazyme agrees not to, and to instruct its senior officers (Senior Vice Presidents and above) and directors not to, disparage you in any manner reasonably likely to be harmful to you or your business reputation or personal reputation; provided, however, that they will respond accurately and fully to any question, inquiry or request for information when required by legal process. In regard to your separation you agree to restrict your comments to the substance of what is set forth in Exhibit C and if you materially deviate from the substance of Exhibit C you agree that such will be deemed a material breach of this Agreement and Solazyme will be entitled to terminate the Separation Benefits to be provided to you in Paragraph 3 and recover any of the Separation Benefits provided in Paragraph 3 that have already been received by you, in addition to any other appropriate relief allowed by law or in equity. In the event that you breach this Agreement or the Confidentiality Agreement, Solazyme shall be automatically released from its non-disparagement obligations under this Paragraph 10.
11.REFERENCE. Solazyme agrees to provide, upon request, employment references for you in a form to be mutually agreed between you and Jonathan Wolfson.
12.RELEASE. To the fullest extent permitted by law, you hereby generally and completely release Solazyme and is respective directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, ERISA plans, current and former trustees and administrators of ERISA plans, affiliates, and assigns (“Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with Solazyme or the termination of that employment; (2) all claims related to your compensation or benefits from Solazyme or the Released Parties, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Solazyme or the Released Parties; (3) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 and 1991 (as amended), and the California Fair Employment and Housing Act (“FEHA”), as amended (each which may include claims for age, race, color, ancestry, national origin, disability, medical condition, marital status, sexual orientation, gender, gender identity, gender expression, religious creed, pregnancy, sex discrimination and harassment); the Older Workers Benefits Protection Act; the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”); the Employee Retirement Income and Securities Act (“ERISA”); the Family and Medical Leave Act (“FMLA”); the California Family Rights Act (“CFRA”); the federal Americans with Disabilities Act of 1990 (“ADA"); the Lilly Ledbetter Fair Pay Act; the Immigration Reform and Control Act of 1986; the Equal Pay Act, of 1963, as amended; California Business and Professions Code 17200; Uniform Trade Secrets Act; Sarbanes-Oxley Act; any and all protections pursuant to California’s Labor Code, laws, statutes or orders or the Fair Labor Standards Act (“FLSA”); any wage and hour law (including any claim for waiting-time penalties); privacy rights; whistleblower protections; and constitutional protections. This release does not release claims that cannot be released as a matter of law, including, but not limited to, any workers’ compensation claim and any claims for unemployment insurance and your right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Solazyme (with the understanding that any such filing or participation does not give you the right to recover any monetary damages against Solazyme; your release of claims herein bars you from recovering such monetary relief from Solazyme).

13.ADEA WAIVER. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled. You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have 21 (twenty-one) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed by you (“Effective” or “Effective Date”).
14.ACKNOWLEDGEMENT OF RELEASE. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against Solazyme, its affiliates, and the entities and persons released herein.
15.YOUR ASSISTANCE IN DISMISSING ADMINISTRATIVE CLAIMS. You acknowledge and warrant that there are no claims or actions currently filed or pending relating to the subject matter of the Agreement. You hereby request all administrative agencies having jurisdiction over employment and labor law matters and courts to honor your release of claims under this Agreement. Should Solazyme ever request you to execute any administrative dismissal forms, unless Solazyme is in breach of this Agreement, you shall as soon as practical execute the form and return it to Solazyme. Should you file any claim or action relating to the subject matter of this Agreement, such filing shall be considered an intentional breach of the Agreement and you will be subject to all damages available under law and equity, including without limitation, the amount of separation benefits paid hereunder.
16.NON-SOLICITATION/NON-HIRE. You acknowledge and agree that information regarding employees of Solazyme is confidential information, including without limitation, the names of Solazyme employees, contractors or consultants; information regarding the skills and knowledge of employees, contractors or consultants of Solazyme; information regarding any past, present, or intended compensation, benefits, policies and incentives for employees, contractors or consultants of Solazyme; and information regarding the management and reporting structure of Solazyme. As a reasonable measure to protect Solazyme from the harm of such disclosure and use of its confidential information, trade secrets and good-will established against it, you acknowledge and confirm that for a period of twenty-four (24) months after the termination of your employment with Solazyme, you will not, directly or indirectly, (i) solicit or attempt to solicit any person who at such date, or within the twelve-month period preceding such date, was an employee, contractor or consultant with Solazyme, (ii) otherwise solicit, encourage, cause, or induce any such employee, contractor or consultant to terminate such relationship with Solazyme or (iii) without the consent of Solazyme, hire or be in a direct reporting line, with such employee, contractor or consultant. Notwithstanding the foregoing, the restrictions in this Paragraph 15 vis-à-vis contractors and consultants shall only apply to contractors and consultants that you first had contact with during your employment with Solazyme.
17.NO COOPERATION. You agree that you will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Solazyme or any Released Parties, unless under a subpoena or other court order to do so. You agree both to, as soon as practical, notify Solazyme upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to Solazyme. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against Solazyme or any Released Parties, you shall state no more than that you cannot provide counsel or assistance.
18.EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. Solazyme will reimburse you for these expenses pursuant to its regular business practice.
19.CERTIFICATION OF NO WORK-RELATED INJURIES. You agree, warrant and covenant that you have not experienced or suffered any work-related occupational injuries or diseases (physical, mental or otherwise) arising out of or in the course of your employment with Solazyme. You further certify that you have not failed to report any work-related occupational injuries or diseases arising out of or in the course of your employment with Solazyme.
20.SEVERABILITY. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The parties shall make a good faith effort to (i) replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible with the original intent of the parties, and/or (ii) adjust the consideration being provided in the Agreement to the extent such provision is prohibited or invalidated.
21.NON-ADMISSION OF LIABILITY. This Agreement shall not be construed to be an admission of any liability by you or to you or to any other person.
22.VOLUNTARY AGREEMENT AND REPRESENTATION OF UNDERSTANDING. You represent that you have thoroughly read and considered all aspects of this Agreement that you understand all its provisions and that you are voluntarily entering into this Agreement. You also represent that you have been advised of your right to consult with an attorney before signing this Agreement and that you have consulted with an attorney or voluntarily chosen not to do so.

23.MISCELLANEOUS. This Agreement, together with the Restricted Stock Agreements amended pursuant to Paragraph 3(d), constitute the complete, final and exclusive embodiment of the entire agreement between you and Solazyme with regard to this subject matter and supersedes any rights you may have had under the Solazyme Executive Severance and Change of Control Plan or otherwise. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Solazyme. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and Solazyme, and inure to the benefit of both you and Solazyme, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign and return a copy to me.
Thank you for your contributions to Solazyme. We wish you the best in your future endeavors.
Sincerely,
/s/ Jonathan Wolfson
Jonathan Wolfson
Chief Executive Officer
AGREED AND ACCEPTED:
By signing this letter, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice or have voluntarily chosen not to do so, that I understand the terms of the Agreement, and that I voluntarily agree to them.

/s/ Jean-Marc Rotsaert                     January 8, 2014

Jean-Marc Rotsaert	Date

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